UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

HEADWATERS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEADWATERS INCORPORATED
10653 South River Front Parkway, Suite 300
South Jordan, Utah  84095

January 11, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Tuesday, February 27, 2007, at 2:00 p.m., Mountain Standard Time, at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, Utah 84095.  In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of Headwaters’ operations and an opportunity for you to ask questions.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

The Proxy Statement contains a more extensive discussion of each proposal and therefore you should read the Proxy Statement carefully.  After you have read the Proxy Statement and the accompanying instructions, you should execute and return the enclosed form of proxy card or voting instructions with respect to the proposed matters.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE ALL PROPOSALS.

Only stockholders of record at the close of business on January 10, 2007 are entitled to vote at the meeting.  You are cordially invited to attend the meeting in person.  However, to assure your representation at the meeting, please complete, date and sign the enclosed proxy card and return it promptly.  If you choose, you may still vote in person at the meeting even though you previously submitted a proxy card.

If you have any questions after reading the Proxy Statement and other materials we have sent, please call Sharon Madden, Headwaters’ Vice President of Investor Relations, at 1-800-316-6214.

Sincerely,

/s/ Kirk A. Benson
Kirk A. Benson
Chairman and Chief Executive Officer

THE BOARD ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING IN PERSON.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.  THE PROXY MAY BE REVOKED AT ANY TIME BEFORE THE SHARES ARE VOTED AT THE MEETING.  STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT THEIR PROXIES.

HEADWATERS INCORPORATED
10653 South River Front Parkway, Suite 300
South Jordan, Utah  84095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, FEBRUARY 27, 2007

To the Stockholders of Headwaters Incorporated:

The 2007 Annual Meeting of Stockholders (the “Meeting”) of Headwaters Incorporated, a Delaware corporation (“Headwaters”), will be held on Tuesday, February 27, 2007, starting at 2:00 p.m., Mountain Standard Time, at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, Utah 84095, for the following purposes:

1.                                       To elect three Class I directors to serve until the 2010 annual meeting, or until their successors are duly elected and qualified;

2.                                       To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2007; and

3.                                       To transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

The Board has fixed the close of business on Wednesday, January 10, 2007, as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.  Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof.  A copy of Headwaters’ Proxy Statement and a proxy card accompany this notice.  These materials will be first sent to stockholders on or about January 24, 2007.

Stockholders are cordially invited to attend the Meeting in person.  However, to assure your representation at the Meeting, please complete, date and sign the enclosed proxy card and return it promptly.  If you choose, you may still vote in person at the Meeting even though you previously submitted a proxy card.

By Order of the Board of Directors,

/s/ Harlan M. Hatfield
Harlan M. Hatfield
Secretary

South Jordan, Utah
January 11, 2007

Your vote is important.

You are urged to date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and that the presence of a quorum may be assured.  The prompt return of your signed proxy card, regardless of the number of shares you hold, will aid Headwaters in avoiding the expense of additional proxy solicitations.  Giving your proxy does not affect your right to vote in person at the meeting or your right to resubmit later dated proxy cards.

HEADWATERS INCORPORATED
10653 South River Front Parkway, Suite 300
South Jordan, Utah  84095

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on Tuesday, February 27, 2007

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Headwaters Incorporated (“Headwaters”), in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters (the “Board”) for use at Headwaters’ Annual Meeting of Stockholders and any and all adjournments or continuations thereof (the “Meeting”), to be held Tuesday, February 27, 2007, starting at 2:00 p.m., Mountain Standard Time, at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, Utah 84095, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).  These materials will be first mailed to stockholders on or about January 24, 2007.

PURPOSE OF ANNUAL MEETING

At the Meeting, stockholders will be asked: (1) to elect three Class I directors of Headwaters to serve until the 2010 annual meeting, or until their successors are duly elected and qualified; (2) to ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2007; and (3) to transact such other business as may properly come before the Meeting and any and all adjournments or postponements thereof.

The Board recommends a vote “FOR” each of the proposals.  The Board knows of no other matters that are likely to be brought before the Meeting.  If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

QUORUM, VOTING RIGHTS AND OTHER MATTERS

Headwaters’ Common Stock, $.001 par value (the “Common Stock”), will be entitled to vote at the Meeting.  Only stockholders of record at the close of business on Wednesday, January 10, 2007 (the “Record Date”), will be entitled to notice of, and to vote at, the Meeting.  As of the Record Date, there were 42,343,467 shares of Common Stock outstanding.  Holders of Common Stock as of the Record Date are entitled to one vote for each share held for each of the proposals.

The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Meeting.  Under Delaware law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a Meeting.  Broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Meeting and, therefore, do not have an effect on the outcome of Proposals 1 or 2.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner.  Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

With respect to Proposal 1, a plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected).  Abstentions are not counted for purposes of the election of directors.

With respect to Proposal 2 and any other matters (other than the election of directors) on which stockholders of Headwaters are entitled to vote, the affirmative vote of the holders of a majority of the stockholders’ shares present in person or represented by proxy at the meeting and entitled to vote, is required.  For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.  If stockholders hold their shares through a broker, bank or other nominee and do not instruct them how to vote, the broker may have authority to vote the shares.

All shares of Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies.  If no such instructions are indicated, such shares will be voted in favor of (i.e., “FOR”) the items listed in the Notice.

Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise.  A proxy may be revoked prior to exercise by (i) filing with Headwaters a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy, or (iii) submitting a duly executed proxy bearing a later date.

The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by Headwaters.  In addition to the mail solicitation of proxies, officers, directors, employees and agents of Headwaters may solicit proxies by written communication, telephone or personal call.  Such persons are to receive no special compensation for any solicitation activities.  Headwaters will reimburse banks, brokers and other persons holding Common Stock for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

All stockholders who receive proxy materials will receive instructions for voting by mail, telephone, or by using the internet.

EXECUTIVE OFFICERS

The following table sets forth (i) the names of the executive officers, (ii) their ages as of the Record Date and (iii) the capacities in which they currently serve Headwaters:

Name	Age	Position(s)	Officer Since
Kirk A. Benson	56	Chief Executive Officer and Chairman of the Board	1999
Scott K. Sorensen	45	Chief Financial Officer	2005
Harlan M. Hatfield	46	Vice President, General Counsel and Secretary	1998
Kenneth R. Frailey	53	President, Headwaters Energy Services	1998
William H. Gehrmann, III	50	President, Headwaters Resources, Inc.	2004
Craig R. Hickman	57	President, Headwaters Heavy Oil, LLC	2002
John N. Lawless, III	46	President, Tapco International	2004
Murphy K. Lents	55	President, Headwaters Construction Materials	2004
Michael S. Lewis	55	President, Eldorado Stone LLC	2004

See “Proposal No. 1 — Election of Directors, Nominees for Election as Directors” for biographical information regarding Mr. Benson.

Scott K. Sorensen was appointed Chief Financial Officer of Headwaters in October 2005. Mr. Sorensen served as Vice President and Chief Financial Officer of Hillenbrand Industries, Inc. from March 2001 through July 2005. From February 1998 to February 2001, Mr. Sorensen was the Executive Vice President, Chief Financial Officer and Treasurer of Pliant Corporation (formerly Huntsman Packaging) and prior to that time served as the senior financial executive within two divisions of Westinghouse Electric Corporation / CBS and in various leadership positions with Phelps Dodge Industries and McKinsey & Company, Inc.  Mr. Sorensen graduated from the University of Utah in 1986 with a B.S. degree in Accounting and obtained an MBA degree from the Harvard Business School in 1990. Mr. Sorensen is currently serving as a member of the Board of Directors of Wabash National Corporation (NYSE – WNC).  He was elected a director of Wabash in March 2005 and serves on the Audit and Compensation Committees.

Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999.  His activities with Headwaters have included the development of energy projects, intellectual property, licensing, strategic business acquisitions, and debt and equity financings.  As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters.  Prior to his employment with Headwaters, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner.  Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

Kenneth R. Frailey joined Headwaters in August 1998 as Vice President of Operations, after having been employed by Kennecott Corporation and General Electric for a total of 20 years.  In February 2003, Mr. Frailey was appointed President of Headwaters Energy Services.  At Headwaters, Mr. Frailey’s responsibilities include all aspects of the Headwaters Energy Services business, including coal cleaning and coal drying, Section 45 refined coal tax credits, bio-fuels, coal-to-liquids and synthetic fuels, along with any associated technology development and intellectual property protection and management.  Mr. Frailey has experience and expertise in mining, electrical power generation and energy fuels covering a wide variety of managerial assignments in a plant operating environment, business development and engineering.  Mr. Frailey has leadership experience in plant technological improvements, plant optimization and profitability of existing operations as well as bringing start-up projects to full capacity.  Mr. Frailey received his B.S. degree in Electrical Engineering from the University of Utah in 1979.

William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004.  Mr. Gehrmann has been with Headwaters Resources and its predecessors for more than 20 years and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years.  During his time with Headwaters Resources Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems.  Mr. Gehrmann has worked in the coal combustion product industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

Craig R. Hickman joined Headwaters in June 2002 and was appointed President of Headwaters Technology Innovation Group (“HTI”) in April 2003 and president of Headwaters Heavy Oil, LLC in 2006.  Under Mr. Hickman’s leadership, HTI formed a joint venture with Degussa AG to commercialize its hydrogen peroxide nanotechnology, completed the successful commercial trial of Headwaters’ heavy oil upgrading technology, advanced the commercialization of its coal liquefaction technology in China, India, the Philippines and Mongolia, and streamlined the technology development and commercialization process to accelerate nanotechnology innovation and application. Prior to joining Headwaters, Mr. Hickman worked in the areas of strategic planning, organizational design, mergers and acquisitions, and innovation management at Dart Industries (Tupperware, Duracell Batteries, Westbend Appliances), Ernst & Young and his own firm, Management Perspectives Group. Mr. Hickman received an MBA from the Harvard Business School in 1976 and a B.A. in Economics from Brigham Young University in 1974.

John N. Lawless, III currently serves as President of Tapco.  Mr. Lawless was the President and Chief Executive Officer of Tapco when Headwaters acquired Tapco in September 2004.  At Tapco, Mr. Lawless’ responsibilities include all aspects of Tapco’s business including sales, marketing, operations, finance and strategic planning.  Mr. Lawless joined Tapco in 1989 and served as Vice President, Marketing and Operations, and Executive Vice President, before being appointed President in 1998.  Prior to 1989, Mr. Lawless was employed by Comerica Bank in Detroit as a Commercial Lender.  Mr. Lawless received his B.S. degree in Economics from Kalamazoo College in 1983 and his MBA from the University of Notre Dame in 1985.

Murphy K. Lents was appointed as President of Headwaters Construction Materials in July 2004.  In 1997 Mr. Lents co-founded and was President of Southwest Concrete Products, L.P., which grew to become a large concrete products company in Texas.  Southwest Concrete Products was acquired by Headwaters in July 2004.  Prior to 1997 Mr. Lents co-founded and was President of Independent Gas Company, a retail propane distributor in Texas for four years, worked as CFO of a Houston real estate developer for six years, was an executive with Beacon Management, a venture capital firm for two years, and was employed in banking for five years with J.P. Morgan and Company.  Mr. Lents received his B.A. degree from Rice University in English and Spanish Literature in 1973 and his MBA from the Wharton School of the University of Pennsylvania in 1975.

Michael S. Lewis currently serves as President of Eldorado Stone.  Mr. Lewis was the President and Chief Executive Officer of Eldorado Stone when Headwaters acquired Eldorado in June 2004.  Prior to forming Eldorado Stone in 2000, Mr. Lewis was co-founder and President of StoneCraft Industries for ten years.  Under Mr. Lewis’ direction, StoneCraft grew to become the largest Eldorado Stone franchisee.  Prior to 1991, Mr. Lewis was an executive for eight years with Stretch Forming Corporation, a manufacturer of aftermarket automotive sunroofs and custom curved metal products.  Mr. Lewis worked with Rossignol Ski Company from 1972-1983.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following sets forth the compensation of Headwaters’ Chief Executive Officer and each of the other four most highly compensated executive officers (collectively “Named Executives”) as of September 30, 2006.  Unless otherwise noted, the amounts shown represent what was earned in the respective fiscal years.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
					Awards
							Securities
		Annual Compensation			Restricted		Underlying	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Stock Awards ($)		Options/ SARs (#) (3)	LTIP Payouts ($)	All Other Compensation ($)
Kirk A. Benson	2006	625,000	1,165,828	3,870	—		—	—	1,261	(4)
Chief Executive Officer	2005	562,991	2,271,974	3,565	—		500,000	—	100,745
	2004	400,000	2,025,686	1,621	—		75,000	—	15,692

Scott K. Sorensen (1)	2006	290,004	164,694	1,996	—		—	—	1,875	(5)
Chief Financial Officer	2005	4,462	64,990	39	—		100,000	—	—

Kenneth R. Frailey	2006	211,140	236,506	1,889	—		—	—	2,736	(6)
President, Headwaters	2005	213,923	1,058,720	1,804	—		126,105	—	7,532
Energy Services	2004	177,346	615,328	898	79,126	(9)	39,133	—	25,763

John N. Lawless, III (2)(3)	2006	280,509	212,103	16,719	—		—	—	10,250	(7)
President, Tapco	2005	282,956	197,426	16,471	—		131,807	—	14,000
International	2004	19,867	9,081	548	—		125,000	—	—

Michael S. Lewis (2)	2006	259,459	606,753	10,559	—		—	—	6,299	(8)
President, Eldorado	2005	248,077	618,972	21,171	—		125,589	—	6,300
Stone LLC	2004	77,885	159,505	7,056	77,722	(9)	55,000	—	—

(1)                                  Mr. Sorensen has been employed by Headwaters since September 20, 2005 and was appointed Headwaters’ Chief Financial Officer effective October 1, 2005.

(2)                                  The 2004 information shown above for Mr. Lawless represents compensation for the period from September 8, 2004 through September 30, 2004 because Headwaters acquired Tapco on September 8, 2004 and Mr. Lawless was not employed by Headwaters prior to that time. The 2004 information shown above for Mr. Lewis represents compensation for the period from June 2, 2004 through September 30, 2004 because Headwaters acquired Eldorado Stone on June 2, 2004 and Mr. Lewis was not employed by Headwaters prior to that time.

(3)                                  The 2004 grant for Mr. Lawless represents non-qualified options which were granted outside of the Headwaters’ stock incentive plans. All other 2004 grants represent stock options granted under the 2003 Stock Incentive Plan. All 2005 grants represent stock appreciation rights (“SARs”) granted under the 2003 Stock Incentive Plan and the Long Term Incentive Compensation Plan.

(4)                                  All other compensation for Mr. Benson consists of the following: For 2006, matching 401(k) and deferred compensation plan contributions. For 2005, (i) $94,445 of retroactive pay for the period from May 2003 to September 2004 which was paid in 2005, and (ii) $6,300 of matching 401(k) and deferred compensation plan contributions. For 2004, (i) $8,000 of matching 401(k) contributions, and (ii) $7,692 of payments in lieu of paid time off.

(5)                                  All other compensation for Mr. Sorensen consists of matching 401(k) plan contributions.

(6)                                  All other compensation for Mr. Frailey consists of the following: For 2006 and 2005, matching 401(k) and deferred compensation plan contributions. For 2004, (i) $14,279 of payments in lieu of paid time off, and (ii) $11,484 of matching 401(k) contributions.

(7)                                  All other compensation for Mr. Lawless consists of matching 401(k) plan contributions.

(8)                                  All other compensation for Mr. Lewis consists of matching 401(k) and deferred compensation plan contributions.

(9)                                  The restricted stock awards for Messrs. Frailey and Lewis vest over a five-year period. The values in the table above were calculated using the stock price as of the grant date ($23.79 per share). Using the closing Common Stock price as of September 30, 2006 of $23.35, the value of the unvested shares as of September 30, 2006 would be as follows: Mr. Frailey - $46,607 (1,996 shares); and Mr. Lewis - $45,766 (1,960 shares).

Equity-Based Awards Granted in Fiscal 2006

There were no equity-based awards granted to the Named Executives in fiscal 2006.

Aggregated Option/SAR Exercises in Fiscal 2006 and Fiscal Year-End Option/SAR Values

The following table summarizes for the Named Executives the number of stock options exercised during fiscal 2006, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs held at September 30, 2006, and the aggregate dollar value of in-the-money unexercised options and SARs held at September 30, 2006. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date (based upon the average of the high and low prices of Common Stock as reported by the New York Stock Exchange) and the exercise price of the option. Options and SARs are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option or SAR. The value of unexercised, in-the-money options and SARs at September 30, 2006 is the aggregate amount of the difference between their exercise price and $23.35 per share, the fair market value of the underlying stock on September 30, 2006, based on the closing price of the Common Stock on that date. The underlying options and SARs may never be exercised. The actual gains on exercise, if any, will depend on the value of the Common Stock on the actual date of exercise. There can be no assurance that these values will be realized.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2006 AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at 9/30/06 (#) Exercisable / Unexercisable	Value of Unexercised In- the-Money Options/SARs at 9/30/06 ($) Exercisable / Unexercisable
Kirk A. Benson	180,000	5,421,983	712,249 / 145,000	2,673,231 / 0
Scott K. Sorensen	—	—	20,000 / 80,000	0 / 0
Kenneth R. Frailey	—	—	238,668 / 36,570	1,502,400 / 0
John N. Lawless, III	—	—	218,583 / 38,224	0 / 0
Michael S. Lewis	—	—	144,169 / 36,420	61,800 / 0

Long-Term Incentive Plan Awards

During fiscal 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) authorized the grant of long-term incentive cash bonus awards to certain officers and employees, which awards were granted under Headwaters’ Long Term Incentive Compensation Plan.  In accordance with terms of the awards, cash payments may be made at the end and after the end of the three-year performance period ending on September 30, 2008. Potential cash payments are based on several factors, including (i) individual performance under the Headwaters’ Short Term Incentive Bonus Plan (“IBP”), and (ii)  the achievement of pre-determined financial goals as measured by economic value added (“EVA”) over a three-year period by Headwaters and its business units. Payments under these awards may not exceed $30,000,000 in the aggregate.  Only 50% of the earned payouts will be paid at the end of fiscal 2008, the end of the three-year performance period.  The remaining 50% will be paid in equal installments in the two subsequent years provided  the individual’s applicable business unit achieves operating profit in fiscal 2009 and fiscal 2010, respectively, equal to or greater than the operating profit achieved in fiscal 2008.  No amounts were expensed for these awards through September 30, 2006 because it was not yet probable that the financial goals would be met. The following table summarizes for the Named Executives the long-term incentive plan awards granted in fiscal 2006.

LONG-TERM INCENTIVE PLANS – AWARDS IN FISCAL 2006

Name	Number of Shares, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout (2)	Potential Future Payouts Under Non-Stock Price- Based Plans
			Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)
Kirk A. Benson	1.00	2006 - 2008	1,619,825	3,239,650	3,873,742
Scott K. Sorensen	2.00	2006 - 2008	693,793	1,387,586	1,659,176
Kenneth R. Frailey	1.50	2006 - 2008	399,888	799,777	1,132,480
John N. Lawless, III	1.25	2006 - 2008	425,249	850,498	1,253,792
Michael S. Lewis	1.25	2006 - 2008	404,114	808,227	1,159,705

(1)           The number listed represents the “individual factor,” as defined in the awards, assigned to the respective Named Executive, for determining the potential future payouts under the plan.

(2)           The performance period is the three fiscal years ending September 30, 2008; however, as explained above, 50% of the earned payouts will not be made unless the applicable business unit’s operating profit for both fiscal 2009 and 2010 equals or exceeds the operating profit for fiscal 2008.

(3)           The threshold payouts reflected above are calculated based on achievement of 80% of the stipulated three-year EVA goal for the respective Named Executive’s business unit, assuming the business unit’s operating profit for both fiscal 2009 and 2010 equals or exceeds the operating profit for fiscal 2008, and assuming the individual performance of the Named Executive for fiscal 2007 and 2008 is equivalent to his individual performance in fiscal 2006.

(4)           The target payouts reflected above are calculated based on achievement of 100% of the stipulated three-year EVA goal for the respective Named Executive’s business unit, assuming the business unit’s operating profit for both fiscal 2009 and 2010 equals or exceeds the operating profit for fiscal 2008, and assuming the individual performance of the Named Executive for fiscal 2007 and 2008 is equivalent to his individual performance in fiscal 2006.

(5)           The maximum payouts reflected above are calculated based on achievement of 100% of the stipulated three-year EVA goal for the respective Named Executive’s business unit, assuming the business unit’s operating profit for both fiscal 2009 and 2010 equals or exceeds the operating profit for fiscal 2008, and assuming the individual performance of the Named Executive for fiscal 2007 and 2008 is incremental to fiscal 2006, but limited to a pro-rata portion of the maximum payout under the plan of $30,000,000.

Stock Option and Stock Incentive Plans

As of September 30, 2006, Headwaters had four stock incentive plans (the “Plans”), three of which have been approved by stockholders. A total of 7,900,000 shares of common stock have been reserved for ultimate issuance under the Plans. One of the Plans has expired and awards can no longer be granted under that plan. As of September 30, 2006, options, SARs and other awards for approximately 602,000 shares of common stock could be granted under the three remaining plans. Headwaters uses newly issued shares to meet its obligations to issue stock when awards are exercised.

1995 Stock Option Plan.  A total of 2,400,000 shares of Common Stock are reserved for issuance under the 1995 Stock Option Plan (the “1995 Plan”).  A committee of Headwaters’ Board of Directors (the “Committee”), or in its absence, the Board, administers and interprets the 1995 Plan.  This Committee was authorized to grant options under the terms of the 1995 Plan to eligible employees and consultants and to grant options and other awards outside the 1995 Plan to eligible employees, officers, directors, and consultants of Headwaters.  The 1995 Plan expired in 2005 and awards can no longer be granted under the 1995 Plan.  The 1995 Plan provided for the granting of both incentive stock options (“ISOs”) and nonstatutory stock options (“NSOs”).  Terms of options granted under the 1995 Plan, including vesting requirements, were determined by the Committee.  Options granted under the 1995 Plan vest over periods ranging from zero to ten years, expire not later than ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution.  ISO grants were required to meet the requirements of the Internal Revenue Code and could be made only to employees of Headwaters.

2002 Stock Incentive Plan.  In April 2002, the Board of Directors adopted the 2002 Stock Incentive Plan (the “2002 Plan”).  The number of shares reserved under the 2002 Plan is currently 1,500,000.  NSOs, restricted stock, SARs and stock units may be granted under the 2002 Plan.  ISOs may not be granted under the 2002 Plan.  Employees, directors and consultants of Headwaters are eligible for awards under the 2002 Plan, which expires ten years after adoption unless terminated earlier by the Board.  The administration of the 2002 Plan is generally consistent with the administration of the 1995 Plan.

2003 Stock Incentive Plan.  In January 2003, the Board of Directors adopted the 2003 Stock Incentive Plan (the “2003 Plan”).  The 2003 Plan was approved by Headwaters’ stockholders at the 2003 annual meeting.  In January 2004, the Board of Directors approved Amendment No. 1 to the 2003 Plan, which increased the number of shares available for award grants to 2,500,000.  Amendment No. 1 to the 2003 Plan was approved by Headwaters’ stockholders at the 2004 annual meeting. ISOs, NSOs, restricted stock, SARs and stock units may be granted under the 2003 Plan.  Employees, directors and consultants of Headwaters are eligible for awards under the 2003 Plan, which expires ten years after adoption unless terminated earlier by the Board.  The administration of the 2003 Plan is generally consistent with the administration of the 1995 and 2002 Plans.

Long Term Incentive Compensation Plan.  In January 2005, the Board of Directors adopted the Long Term Incentive Compensation Plan (the “LTIP”).  The LTIP was approved by Headwaters’ stockholders at the 2005 annual meeting.  The total number of shares of Common Stock available for issuance pursuant to awards over the entire term of the LTIP (through March 1, 2015) is 1,500,000. The LTIP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. Most awards under the LTIP are subject to a minimum service vesting requirement of at least three years. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The administration of the LTIP is the responsibility of the Compensation Committee.

Other Options.  In addition to options granted under the above-described plans, Headwaters has periodically granted options for the purchase of Common Stock to employees, officers, directors and consultants outside those plans that were not qualified as ISOs for tax purposes.  There were 307,000 such option grants during fiscal 2004, all of which were granted to employees of one of the companies acquired by Headwaters in 2004, including one of the Named Executives.

No Loans for Option Exercises.  It is the policy of Headwaters not to make loans to employees for the purpose of paying for the exercise of stock options.

Stockholder Approval of Equity Compensation Plans.  The following table presents information as of September 30, 2006, about Headwaters’ Common Stock that may be issued upon the exercise of options, SARs and other equity-based awards granted to employees, consultants or members of the Board of Directors under all of Headwaters’ existing equity compensation plans and individual arrangements.  As described above, Headwaters has four primary stock option and stock incentive plans (one of which, the 1995 Plan, has expired) under which options and other awards have been granted.  Headwaters has also issued options not covered by any plan.  The 1995 Plan, the 2003 Plan and the LTIP have been approved by stockholders. The 2002 Plan has not been approved by stockholders.  The amounts included in the caption “not approved by stockholders” in the table below represent amounts applicable under (i) the 2002 Plan plus (ii) all stock options granted outside of any plan.

(in thousands of shares)

Plan Category	Maximum shares to be issued upon exercise of options and other awards	Weighted-average exercise price of outstanding options and other awards	Shares remaining available for future issuance under existing euity compensation plans
Plans approved by stockholders	3,819	$27.24	92
Plans not approved by stockholders	893	25.58	510
Total	4,712	$26.93	602

2000 Employee Stock Purchase Plan

The Board approved the 2000 Employee Stock Purchase Plan (“ESPP”) in May 2000 to provide eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing Common Stock on favorable terms and to pay for such purchases through payroll deductions.  The Board has subsequently amended the ESPP, most recently in May 2005.  The ESPP was approved by stockholders in September 2000.

Substantially all employees of Headwaters are eligible to participate in the ESPP after three months of employment.  Non-employee directors are not eligible.  A total of 500,000 shares of common stock were initially reserved for issuance under the Plan, and approximately 148,000 shares remain available for future issuance under the ESPP as of September 30, 2006. Under the ESPP, participating employees purchase shares of stock directly from Headwaters, which shares are currently made available from treasury shares which have been repurchased on the open market. The ESPP is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the fair market value at the end of each offering period.

Participation in the ESPP is voluntary and each eligible employee will make his or her own election whether and to what extent to participate in the ESPP.  It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees, including the Named Executives.

Incentive Bonus Plan

The Board approved the IBP in January 2005, the specifics of which are approved annually by the Compensation Committee, the administrator of the plan. The IBP provides for annual cash bonuses to be paid if Headwaters accomplishes certain financial goals and if participating employees meet individual goals.  Headwaters’ financial goals are based upon an economic value added concept (“EVA”) that purports to more closely align with a company’s share price performance than other measurements of performance.  The IBP was approved by stockholders in March 2005.

Under the terms of the IBP, annual cash awards can be earned by participants selected by the Compensation Committee who are employed at the end of the fiscal year, provided Headwaters’ and the participant’s individual goals are met or exceeded.  Participants in the IBP are selected based on their roles and responsibilities at Headwaters.  The amount of the cash awards is dependent on several factors, the most important of which is the EVA multiplier, or a factor determined by how much Headwaters’ performance meets or exceeds a financial threshold (“EVA target”) established by the Compensation Committee for each fiscal year.  No awards are earned if the minimum EVA target is not achieved.  EVA profit, which varies from traditional accrual accounting earnings, is determined each fiscal year and is then compared to the EVA target, which determines the EVA multiplier.  EVA profit is defined as net income, plus interest expense, plus or minus economic adjustments, minus the cost of capital.

A portion of annual cash awards “earned” by certain management personnel are “banked,” meaning that the full amount of the awards is not actually earned and paid unless the EVA target set by the Compensation Committee is achieved in each of the two succeeding fiscal years.  This banking mechanism helps motivate management and employees to achieve long-term sustainable stockholder value and discourages short-term performance at the expense of long-term stockholder value creation. The bonus amounts for 2004 in the Summary Compensation Table represent the cash awards paid to the Named Executives for fiscal 2004, and include 50% of the banked amounts from fiscal 2002 and fiscal 2003, which were earned in 2004.  The bonus amounts for 2005 in the Summary Compensation Table represent the cash awards paid to the Named Executives for fiscal 2005, and include 50% of the banked amounts from fiscal 2003 and fiscal 2004, which were earned in 2005.  The bonus amounts for 2006 in the Summary Compensation Table represent the cash awards paid to the Named Executives for fiscal 2006, and include 50% of the banked amounts from fiscal 2004 and fiscal 2005, which were earned in 2006.

The total bonus amounts for fiscal 2004, 2005 and 2006 for all officers and employees under all bonus plans of Headwaters or its acquired subsidiaries, and including discretionary bonus payments approved by the Compensation Committee, were $14,051,890, $20,268,361 and $14,489,439, respectively.

Deferred Compensation Plan

In November 2004, Headwaters’ Board of Directors approved a nonqualified Deferred Compensation Plan (“DCP”) for certain designated officers and employees, which became effective on January 1, 2005.  The DCP is a deferred compensation plan that is not qualified under Section 401(a) of the Internal Revenue Code and that is limited to a selected group of management employees and highly compensated employees of Headwaters and its subsidiaries.   All of the Named Executives are eligible to participate in the DCP.  Participants in the DCP can annually elect to defer up to 50% of base salary and up to 100% of incentive compensation into the Plan.  Participant deferrals are matched by Headwaters at a rate of 50% of the first six percent of salary or incentive compensation deferred less any match made through the Headwaters 401(k) Savings and Investment Plan.  Matching contributions are fully vested after three years of service.  Headwaters is not required to be profitable to make matching contributions.  Participants direct the investment of deferred compensation and the company match, selecting from investment options that are similar to those available in Headwaters’ 401(k) Plan.  The DCP is funded through a grantor trust and trust-owned life insurance on Plan participants.  The Plan is intended to meet all applicable regulatory requirements, including Section 409A of the Internal Revenue Code.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Headwaters and its subsidiaries have entered into employment agreements with Mr. Benson and several other officers and employees, including Messrs. Sorensen, Lawless and Lewis as well as Messrs. Gehrmann and Lents. The agreements have original terms ranging up to five years, many of which are renewable by Headwaters, often for one-year terms. Assuming all agreements set to expire in 2007 are renewed, the annual commitment under all employment agreements combined was $4,432,413 as of September 30, 2006, of which $1,487,213 was payable to the Named Executives with employment agreements. The aggregate commitment as of September 30, 2006, assuming no renewals, was $5,432,170 as of September 30, 2006, of which $3,325,727 was payable to the Named Executives with employment agreements. Significant terms of the employment agreements with Named Executives are described below.

Headwaters has also entered into Executive Change in Control Agreements with 12 officers, including all of the Named Executives and the other executive officers. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock awards. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for i) severance pay equal to two times the sum of an officer’s current annual salary plus the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs; and ii) continuance of health and other benefits and perquisites for a two-year period following the change in control. If terminations associated with a change in control would have occurred on September 30, 2006, the severance payments due to the 12 officers would have aggregated $19,234,269, of which $11,455,796 would have been payable to the Named Executives.

Kirk A. Benson.  In August 2005, Headwaters and Mr. Benson entered into an employment agreement covering Mr. Benson’s “at will” employment for the 5-year period commencing April 1, 2005 through March 31, 2010.  The agreement calls for payment of a gross annual salary of $600,000 for the 12-month period ending March 31, 2006, $650,000 for the 12-month period ending March 31, 2007, $700,000 for the 12-month period ending March 31, 2008, $750,000 for the 12-month period ending March 31, 2009, and $800,000 for the 12-month period ending March 31, 2010.  The employment agreement further provides for participation in Headwaters’ IBP and LTIP, the grant of 25,000 shares of contingent performance stock, which grant was made in 2005, severance pay, and other standard benefits such as vacation, participation in Headwaters’ employee benefit plans and reimbursement for certain stipulated fees and expenses and necessary and reasonable business expenses.

Upon termination of his employment, Headwaters and Mr. Benson will enter into a consulting agreement requiring no more than 20% of Mr. Benson’s time for a three-year period, for which Mr. Benson will receive remuneration totaling $500,000. If Headwaters terminates Mr. Benson’s employment without cause or if Mr. Benson resigns all of his positions with Headwaters for good reason, as defined in his employment agreement, he is entitled to termination benefits equal to 300% of his annual base salary in effect when his employment terminates. In the event of such termination, i) all of Mr. Benson’s outstanding options, SARs and restricted stock shall immediately become fully vested and exercisable, ii) Mr. Benson will be paid a prorated bonus calculated under the provisions of the fiscal year’s IBP arrangements then in effect, and iii) Mr. Benson will be paid for any “banked” amounts under the provisions of previous fiscal years’ IBP arrangements.

Scott K. Sorensen.  In December 2006, in connection with Mr. Sorensen’s appointment as Chief Financial Officer effective October 1, 2005, Headwaters entered into an employment agreement with Mr. Sorensen.  The employment agreement expires in March 2011, unless terminated earlier by notice by either party, or extended by both parties.  The agreement calls for an annual salary of $297,254, with subsequent increases at the discretion of Headwaters.  In addition, the agreement calls for i) Mr. Sorensen’s participation in Headwaters’ bonus plan; ii) the grant of 30,000 shares of restricted Common Stock, which grant was made in December 2006; and iii) other standard benefits such as vacation, a car allowance, participation in Headwaters’ employee benefit plans and reimbursement for necessary and reasonable business expenses. Upon termination of employment by Mr. Sorensen for good reason, as defined, or upon termination by Headwaters without cause, Headwaters has agreed to pay Mr. Sorensen i) severance pay equal to two times the sum of his then current annual salary plus the highest cash bonus paid for any single year in the two-year period prior to the date of termination; ii) continuance of health insurance coverage for a 24-month period; iii) continued use of the company car, and iv) vesting of any unvested restricted Common Stock. The 30,000 shares of restricted Common Stock granted in December 2006 vest over a five-year period contingent upon stock price performance conditions.

John N. Lawless, III.  In connection with the purchase of Tapco International in September 2004, Headwaters entered into an employment agreement with Mr. Lawless.  The employment agreement has a three-year term, unless terminated earlier by notice by either party, or extended by both parties.  The agreement calls for an annual salary of $275,000 beginning October 1, 2004 with subsequent increases at the discretion of Headwaters.  Mr. Lawless’ annual salary as of September 30, 2006 was $280,509.  In addition, the agreement calls for i) Mr. Lawless’ participation in Headwaters’ bonus plan; ii) the grant of options to purchase 125,000 shares of Common Stock, which grant was made in September 2004; and iii) other standard benefits such as vacation, a car allowance, participation in Headwaters’ employee benefit plans and reimbursement for necessary and reasonable business expenses. Upon termination of employment by Mr. Lawless for good reason, as defined, or upon termination by Headwaters without cause, Headwaters has agreed to pay Mr. Lawless a severance allowance at his then current annual salary for a period of 24 months plus continuance of health insurance coverage for such 24-month period.

Michael S. Lewis.  In connection with the purchase of Eldorado Stone in June 2004, Headwaters entered into an employment agreement with Mr. Lewis.  The employment agreement has an initial three-year term and subsequently remains in effect for one-year periods unless terminated by notice by either party.  The agreement calls for an initial annual salary of $225,000, with an increase to $250,000 in October 2004.  Thereafter Mr. Lewis’ salary is to be reviewed annually and increased at the same time other executives’ salaries are increased. Mr. Lewis’ annual salary as of September 30, 2006 was $259,459.  In addition, the agreement calls for i) Mr. Lewis’ participation in Headwaters’ bonus plan; ii) the grant of options to purchase 30,000 shares of Common Stock, which grant was made in June 2004; iii) the grant of 3,267 shares of restricted stock, vesting through March 2009, which grant was also made in June 2004; iv) payment of “stay-put” bonuses of $300,000 on September 30, 2005 and $350,000 on September 30, 2006, which payments have been made; and v) other standard benefits such as vacation, a car allowance, participation in Headwaters’ employee benefit plans and reimbursement for necessary and reasonable business expenses.  Upon termination of employment by Mr. Lewis for good reason, as defined, or upon termination by Headwaters without cause, Headwaters has agreed to pay Mr. Lewis a severance allowance at his then current annual salary for a period of 18 months plus the full amount of the bonus under the IBP which would otherwise have been paid during the severance period.

CORPORATE GOVERNANCE

Headwaters upholds a set of basic values to guide its actions and is committed to maintaining the highest standards of business conduct and corporate governance.  Headwaters has adopted a Code of Ethics and Business Conduct for directors, officers (including our principal executive officer and principal financial officer) and employees  and Corporate Governance Guidelines, which, in conjunction with its Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of Headwaters. The Code of Ethics and Business Conduct, Corporate Governance Guidelines, Board of Directors committee charters, Bylaws and Certificate of Incorporation are available at www.headwaters.com.  Headwaters will post on this web site any amendments to these governing documents or waivers of the Code of Ethics and Business Conduct for directors and executive officers.   Stockholders may also request free printed copies of these documents from:

Sharon Madden
Vice President of Investor Relations
Headwaters Incorporated
10653 South River Front Parkway, Suite 300
South Jordan, UT  84095

Board of Directors Independence

The Board of Directors has determined that each of R. Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E.J. “Jake” Garn, James A. Herickhoff, and Malyn K. Malquist has no material relationship with Headwaters (either directly or as a partner, stockholder or officer of an organization that has a relationship with Headwaters) and satisfies the independence requirements required by the New York Stock Exchange.   New directors participate in orientation and training following their appointment to the Board.  The independent directors periodically meet in executive session, without management, as part of the agenda for Board meetings.  Mr. Herickhoff, an independent director and Vice Chairman of the Board, chairs all executive session meetings of directors.

Committees of the Board of Directors

The Board of Directors has adopted written charters for each of its three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board has determined that all members of the Nominating and Corporate Governance, Audit, and Compensation Committees are independent and satisfy the relevant SEC or New York Stock Exchange independence requirements for members of such committees.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance and identifies individuals qualified to become members of the Board of Directors consistent with Board criteria.  The committee also oversees the evaluation of the Board of Directors and management.  The current charter of the Nominating and Corporate Governance Committee is filed as exhibit 99.11 to Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and is also available at www.headwaters.com.  A free printed copy is available to any stockholder who requests it from the address shown above.

Audit Committee.  The members of the Audit Committee are directors R. Sam Christensen, Blake O. Fisher, Jr., E.J. “Jake” Garn, and Malyn K. Malquist, each of whom except for Mr. Garn the Board of Directors has determined is an “audit committee financial expert” as defined under SEC rules.  This committee oversees the integrity of Headwaters’ financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of Headwaters’ internal audit function and independent auditors, and the quarterly reviews and annual independent audit of Headwaters’ financial statements. The Audit Committee’s report appears hereafter.  Ernst & Young LLP, Headwaters’ independent auditors, reports directly to the Audit Committee. The current charter of the Audit Committee is filed as exhibit 99.12 to Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and is also available at www.headwaters.com.  A free printed copy is available to any stockholder who requests it from the address shown above.

Compensation Committee. The Compensation Committee provides assistance to the Board of Directors in overseeing compensation policies and practices of Headwaters.  It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO’s compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation, including any required approval of incentive and equity-based plans; reviews and approves bonus compensation guidelines and practices; and administers Headwaters’ stock incentive plans and authorizes grants under the plans. The Compensation Committee also has the responsibility to produce the report to stockholders on executive officer compensation, which appears hereafter.  The current charter of the Compensation Committee is filed as exhibit 99.13 to Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and is also available at www.headwaters.com.  A free printed copy is available to any stockholder who requests it from the address shown above.

Communicating Concerns to Directors

 The non-employee directors have established procedures to enable anyone wishing to communicate with the Headwaters Board of Directors, including the Vice Chair or other non-management directors, in one of the following ways:

•              E-mailing the directors at directors@headwaters.com, or

•              Writing to the directors, at the following address:

Board of Directors

Headwaters Incorporated

c/o Corporate Secretary

10653 South River Front Parkway, Suite 300

South Jordan, UT  84095

The Audit Committee has established procedures for employees who have a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee in one of the following ways:

•              E-mailing to the Audit Committee at headwaters-hotline@blackbearventures.com, or

•              Writing to the Audit Committee, at the following address:

Chair of the Headwaters Incorporated Audit Committee
1419 West 12th Place, Suite 105
Tempe, AZ 85281-5267

The Corporate Secretary will forward any communications related to Headwaters’ accounting, internal accounting controls, or auditing matters to the Chair of the Audit Committee, together with any other director named in the communication.  All other communications will be forwarded to the Vice Chair or other designated lead independent director of the Board of Directors, together with any other director named in the communication.  Communications may be anonymous.

Board and Committee Meetings

The Board held a total of nine meetings during fiscal 2006.  Headwaters encourages but does not require Board member attendance at the Headwaters’ annual meeting. Two directors attended the 2006 annual meeting.

 The Board currently has three committees, a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee.  The Nominating and Corporate Governance Committee currently consists of Mr. Dickinson, as chair, Mr. Garn, and Mr. Herickhoff.  The Nominating and Corporate Governance Committee held three meetings in fiscal 2006.  The Audit Committee currently consists of Mr. Christensen, as chair, Mr. Fisher, Mr. Garn, and Mr. Malquist.  The Audit Committee held seven meetings in fiscal 2006.  The Compensation Committee currently consists of Mr. Fisher as chair, Mr. Herickhoff, and Mr. Malquist.  The Compensation Committee held four meetings in fiscal 2006. Each director attended at least 75% of the aggregate of the total number of board and applicable committee meetings.

Nominating and Corporate Governance Committee Report

                The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance, evaluates and selects director nominees of the Company to be considered for election at the annual meeting of stockholders and takes such other actions within the scope of its charter as the committee deems necessary or appropriate.

                The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating new nominees to the Board. In evaluating director nominees, the committee will, as described in the committee’s charter, consider various criteria, including relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the New York Stock Exchange.  In addition, directors must have time available to devote to Board activities and to enhance their knowledge of Headwaters’ business.  Headwaters therefore seeks to attract and retain highly qualified directors who have sufficient time to devote to their substantial responsibilities and duties to Headwaters and its stockholders.

In accordance with the Company’s Corporate Governance Guidelines, the Board is comprised of three tiers of members with staggered three-year terms.  One tier of members is elected each year by Headwaters’ stockholders at the annual meeting.  Between annual meetings of stockholders, the Board may elect directors to serve until the next annual meeting.  Nominees for directorship will be selected by the Nominating and Corporate Governance Committee, in accordance with the policies and principles in its charter, and nominated by the Board for stockholder elections. To date, Headwaters has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although Headwaters may do so in the future.

                To date, Headwaters has not received any recommendations from stockholders requesting the Board or any of its committees to consider a nominee for inclusion among the Board’s slate of nominees in Headwaters’ proxy statement for its annual meeting.   However, Headwaters’ stockholders may recommend director nominees, and the committee will consider nominees recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Corporate Secretary at Headwaters’ principal executive offices in accordance with the provisions of Headwaters’ Bylaws and the provisions set forth herein under the heading “Stockholder Proposals.”  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the nominee’s qualifications, including such information about the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board, as well as contact information for both the nominee and the stockholder.  Nominees should at a minimum have relevant business and financial experience and must be able to read and understand fundamental financial statements.  Headwaters anticipates that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded.  The committee will consider all relevant qualifications as well as the needs of Headwaters in terms of compliance with New York Stock Exchange listing standards and SEC rules.

All of the nominees for directors being voted upon at the Meeting are directors standing for reelection.

The Nominating and Corporate Governance Committee assisted the Board and each of its committees in conducting self-evaluations of their functioning and effectiveness. The committee also reviewed and approved the Company’s CEO succession plan.

Nominating and Corporate Governance Committee

William S. Dickinson, Chairman

E. J. “Jake” Garn

James A. Herickhoff

Audit Committee Report

The Audit Committee acts pursuant to a written charter that was approved by the Board of Directors.  The Audit Committee oversees Headwaters’ financial reporting process on behalf of the Board. Headwaters’ management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements with Headwaters’ management, including a discussion of the quality, not just the acceptability, of the accounting principles used; the reasonableness of significant judgments made; and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, Headwaters’ auditors, which is responsible for expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Headwaters’ accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. In addition, the committee has discussed with Ernst & Young the firm’s independence from Headwaters, including the matters in the letter from Ernst & Young required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with Ernst & Young’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Headwaters’ internal control over financial reporting and Ernst & Young’s report on management’s assessment and the effectiveness of Headwaters’ internal control over financial reporting.

The Audit Committee discussed with Headwaters’ internal auditors and Ernst & Young the overall scope and plans for their respective audits. The committee regularly meets with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations; their evaluations of Headwaters’ internal control, including internal control over financial reporting; and the overall quality of Headwaters’ financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of Headwaters’ internal control over financial reporting, together with Ernst & Young’s reports thereon, be included in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006 filed with the Securities and Exchange Commission. The committee and the Board also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP to audit Headwaters’ 2007 consolidated financial statements.

Audit Committee

R. Sam Christensen, Chairman

Blake O. Fisher

E. J. “Jake” Garn

Malyn K. Malquist

Compensation Committee Report on Executive Compensation

The Compensation Committee acts pursuant to a written charter that was approved by the Board of Directors.  The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the overall compensation for Headwaters’ officers and other key executives, including the Named Executives.  The committee also oversees the granting of stock options, restricted stock, SARs, other equity-based compensation and the payment of incentive bonuses to all executives and employees of Headwaters.  Future compensation polices will be dependent on Headwaters’ performance and cash flow and employee performance.

Headwaters seeks to compensate executives at competitive levels, considering current compensation surveys and practices for companies in similar industries and development patterns, the growth of Headwaters, each executive’s individual contribution to meeting Headwaters’ goals and objectives, and overall business conditions, as part of the total benefit package for employees.

Headwaters’ compensation practices include long-term incentives such as stock option, restricted stock and SAR grants as well as bonus plans.  The committee believes that an incentive bonus program that closely links bonus compensation to the creation of stockholder value as measured under the EVA concept is in the best interests of Headwaters and its stockholders since the committee believes that EVA-based plans are one of the best indicators of actual stockholder value creation.  Accordingly, the Board adopted a formal EVA-based incentive bonus plan in fiscal 2000. In addition, in fiscal 2006, Headwaters granted long-term incentive cash bonus awards to officers under the terms of Headwaters’ Long Term Incentive Compensation Plan in which cash payments are based on individual performance as well as the performance of Headwaters and its business units, all as described previously.  The Board determined that such incentive plans were the best way to motivate Headwaters’ management and employees to continuously seek to meet and exceed performance goals.  The incentive bonus plans are deemed to be a significant part of the total compensation package for the Named Executives.

The current employment agreement for Mr. Benson was approved by the Compensation Committee in August 2005.  The Compensation Committee recommended the fiscal 2006 cash compensation, cash bonus and long-term incentive cash bonus awards to Mr. Benson based on Mr. Benson’s ability to meet Headwaters’ objectives.

Section 162(m) of the Code limits Headwaters’ tax deduction of certain compensation in excess of $1 million paid to certain executive officers named in the proxy unless the compensation is performance-based.  Compensation attributable to equity-based compensation granted under the 2003 Plan is treated as performance-based compensation if (1) the awards are granted by the Compensation Committee; (2) the Plans restrict the number of shares for which awards may be granted to an executive during a specified period; and (3) the awards have an exercise price at least equal to the fair market value of a share of Common Stock on the date of grant.  Grants of restricted stock under the 2003 Plan and awards under the 2002 Plan are not considered performance-based compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy.  The Compensation Committee intends to establish executive officer compensation programs which, among other objectives, will maximize Headwaters’ tax deductions, if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of Headwaters and its stockholders.  From time to time, the committee may award compensation that is not fully tax deductible if the committee determines that such award is consistent with its philosophy and in the best interests of Headwaters and its stockholders.

The Compensation Committee strives to ensure that Headwaters’ compensation plan attracts, retains and rewards both staff and management personnel while continuing to operate in the best interests of Headwaters and its stockholders.

Compensation Committee

Blake O. Fisher, Chairman

James A. Herickhoff

Malyn K. Malquist

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation of Directors

Headwaters’ directors hold office until the end of their respective terms or until their successors have been duly elected and qualified.  Headwaters’ executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

All outside directors are entitled to base annual cash compensation of $50,000, which is paid quarterly.  The following additional annual compensation is also paid, in quarterly installments:  Vice Chair of the Board, $25,000; Chair of the Audit Committee, $20,000; other members of the audit committee, $10,000; other (than audit) committee chairs, $10,000; and other (than audit) committee members, $5,000.  Currently, the outside directors also receive options for the purchase of Common Stock which normally vest at the rate of 12,000 shares each year, through 2008. In 2005, due to the acceleration of vesting of options held by any optionee with an exercise price equal to or greater than $21.29 per share, 144,000 options held by directors vested in fiscal 2005 that would otherwise have vested in fiscal 2006, 2007 and 2008. Beginning in 2009, the Compensation Committee will consider restricted stock grants to the outside directors in lieu of stock options. Directors receive reimbursement for out-of-pocket expenses. The cash compensation and options described in this section do not apply to directors who are salaried employees of Headwaters.

In November 2004, Messrs. Herickhoff, Fisher, Garn, and Weller were each granted options to purchase a total of 36,000 shares of Common Stock at exercise prices equal to the closing price of the Common Stock on the grant date. These options, which were granted under the 2003 Plan, were originally set to vest ratably in December 2005, 2006 and 2007, but due to the acceleration of vesting described above, were vested in May 2005.  In January 2006, Messrs. Christensen, Dickinson and Malquist were each granted options to purchase a total of 36,000 shares of Common Stock at exercise prices equal to the closing price of the Common Stock on the grant date. These options, which were granted under the LTIP, vest ratably in December 2006, 2007 and 2008.

Stockholder Return Performance Graph

The following graph shows a comparison of the cumulative total stockholder return, calculated on a dividend reinvestment basis, for September 30, 2001 through September 30, 2006, on Headwaters’ Common Stock with (1) the New York Stock Exchange Composite Index, (2) the Dow Jones Wilshire Building Materials & Fixtures Index, (3) the Standard & Poors — 500 Energy Sector Index, and (4) the Standard & Poors – 500 Building Products Index.  The comparison assumes $100 was invested on September 30, 2001.  Headwaters has determined that the Dow Jones Wilshire Building Materials & Fixtures Index is a better representative industry index than either or both of the two industry indices used last year (Standard & Poors — 500 Energy Sector Index and Standard & Poors – 500 Building Products Index) because the companies in that index more closely relate to Headwaters’ business.  Headwaters has shown all three industry indices in this year’s graph in compliance with SEC rules. The two industry indices used in prior years will be omitted in subsequent years.

Please note that historic stock price performance shown on the graph is not indicative of future price performance.  Headwaters has not paid dividends on its Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

* $100 invested on 9/30/01 in stock or index-including reinvestment of dividends.  Fiscal year ending September 30.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 10, 2007 regarding the beneficial ownership of Headwaters’ Common Stock, for: (i) each person (or group of affiliated persons) who, insofar as Headwaters has been able to ascertain, beneficially owned more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Named Executive of Headwaters; and (iv) all directors and executive officers of Headwaters as a group.  Headwaters has relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5.  As of January 10, 2007, there were 42,343,467 shares of Common Stock outstanding, including 213,804 shares of treasury stock.  As of that date, there were options to purchase 2,393,974 shares of Common Stock and 3,135,543 SARs outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class

5% Stockholders:

EARNEST Partners, LLC 75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	4,259,940		10.1%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	2,961,059		7.0%

Waddell and Reed, Inc. 6300 Lamar Avenue Overland Park, KS 66202	2,942,128		7.0%

Directors:
Kirk A. Benson	1,650,724	(3)	3.9%
Raymond J. Weller	251,424	(4)	*
James A. Herickhoff	103,500	(5)	*
E. J. “Jake” Garn	72,000	(6)	*
R. Sam Christensen	53,500	(7)	*
Malyn K. Malquist	52,500	(8)	*
William S. Dickinson	49,700	(9)	*
Blake O. Fisher, Jr.	38,000	(10)	*

Executive Officers:
Scott K. Sorensen	52,500	(11)	*
Kenneth R. Frailey	243,741	(12)	*
John N. Lawless, III	218,583	(13)	*
Michael S. Lewis	149,129	(14)	*
All directors and executive officers as a group (16 persons)	3,585,419	(15)	8.1%

*                                         Less than 1%

(1)                                  The address of each director and officer is c/o Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095.

(2)                                  The persons named in this table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them.  A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from January 10, 2007, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares.  Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of January 10, 2007. All shareholdings for 5% stockholders consist of shares held by them.

(3)                                  Consists of 948,475 shares owned by Mr. Benson, options to purchase 347,249 shares held by Mr. Benson exercisable within 60 days of January 10, 2007 and 355,000 SARs exercisable within 60 days of January 10, 2007.

(4)                                  Consists of 212,924 shares owned by Mr. Weller and options to purchase 38,500 shares held by Mr. Weller exercisable within 60 days of January 10, 2007.

(5)                                  Consists of 8,000 shares owned by Mr. Herickhoff and options to purchase 95,500 shares held by Mr. Herickhoff exercisable within 60 days of January 10, 2007.

(6)                                  Consists of options to purchase 72,000 shares held by Mr. Garn exercisable within 60 days of January 10, 2007.

(7)                                  Consists of 5,500 shares owned by a partnership of which Mr. Christensen is a Trustee of the General Partner and options to purchase 48,000 shares held by Mr. Christensen exercisable within 60 days of January 10, 2007.

(8)                                  Consists of 4,500 shares owned by Mr. Malquist and options to purchase 48,000 shares held by Mr. Malquist exercisable within 60 days of January 10, 2007.

(9)                                  Consists of 1,700 shares owned by Mr. Dickinson and options to purchase 48,000 shares held by Mr. Dickinson exercisable within 60 days of January 10, 2007.

(10)                            Consists of 2,000 shares owned by Mr. Fisher and options to purchase 36,000 shares held by Mr. Fisher exercisable within 60 days of January 10, 2007.

(11)                            Consists of 32,500 shares owned by Mr. Sorensen and 20,000 SARs held by Mr. Sorensen exercisable within 60 days of January 10, 2007.

(12)                            Consists of 5,073 shares owned by Mr. Frailey, options to purchase 149,133 shares held by Mr. Frailey exercisable within 60 days of January 10, 2007 and 89,535 SARs exercisable within 60 days of January 10, 2007.

(13)                            Consists of options to purchase 125,000 shares held by Mr. Lawless exercisable within 60 days of January 10, 2007 and 93,583 SARs exercisable within 60 days of January 10, 2007.

(14)                            Consists of 4,960 shares owned by Mr. Lewis, options to purchase 55,000 shares held by Mr. Lewis exercisable within 60 days of January 10, 2007 and 89,169 SARs exercisable within 60 days of January 10, 2007.

(15)                            Consists of 1,268,718 shares issued and outstanding, options to purchase 1,383,783 shares exercisable within 60 days of January 10, 2007 and 932,918 SARs exercisable within 60 days of January 10, 2007.

TRANSACTIONS WITH RELATED PARTIES

Employment and Change in Control Agreements. As of September 30, 2006, Headwaters had employment agreements with Messrs. Benson, Sorensen, Lawless, Lewis, Gehrmann, Lents and with 20 other officers and employees.  Headwaters has also entered into Executive Change in Control Agreements with 12 officers, including all of the Named Executives and other executive officers.  The employment and change in control agreements provide significant benefits. See “Employment Contracts and Termination of Employment and Change in Control Arrangements.”

Insurance Benefits.  Headwaters purchases certain insurance benefits for its employees from various insurance companies where Wansutter Employee Benefits LLC acts as broker.  Mr. Weller, a director, is a principal of Wansutter Employee Benefits LLC. Commissions paid to that company by providers of insurance services to Headwaters totaled $140,070 in fiscal 2004, $215,526 in fiscal 2005 and $198,290 in fiscal 2006.

Eldorado Stone Product.  Eldorado Stone purchases product from an entity located in Mexico in which Mr. Lewis has a minority ownership interest. Costs incurred for materials purchased from this entity were approximately $2,712,000 in fiscal 2004, $11,826,000 in fiscal 2005 and $16,158,000 in fiscal 2006.

SCP.  Headwaters agreed to pay an earn-out to the sellers of SCP, a subsidiary company acquired in 2004, if a specified earnings target was exceeded during the 12 months ended December 31, 2005 (the earn-out period). The earn-out achieved totaled $9.5 million and was recorded as additional goodwill. It was paid to the former owners of the subsidiary, including Mr. Lents, an executive officer of Headwaters, in 2006.  Also, a majority of SCP’s transportation needs are provided by a company, two of the principals of which are related to Mr. Whisnant, an officer of SCP. Costs incurred were approximately $970,000 in fiscal 2004, $4,904,000 in fiscal 2005 and $5,922,000 in fiscal 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Headwaters’ officers and directors, and persons who own more than 10% of a registered class of Headwaters’ equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish Headwaters with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to Headwaters between October 1, 2005 and September 30, 2006, on year-end reports furnished to Headwaters after September 30, 2006, and on representations that no other reports were required, Headwaters believes that during the 2006 fiscal year all applicable 16(a) filing requirements were met.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Election as Directors

At the time of the Meeting, the Board will consist of eight members: Kirk A. Benson, R. Sam Christensen, William S. Dickinson, Blake O. Fisher, Jr., E. J. “Jake” Garn, James A. Herickhoff, Malyn K. Malquist and Raymond J. Weller.  At the Meeting, the stockholders will elect three Class I directors of Headwaters to serve until the 2010 annual meeting, or until their successors are duly elected and qualified.  The Board of Directors is divided into three classes, currently comprised of three Class I directors whose terms will expire at the Meeting in February 2007 and who are standing for election at the Meeting; three Class II directors, whose terms will expire at Headwaters’ annual meeting in 2008; and two Class III directors, whose terms will expire at Headwaters’ annual meeting in 2009.

The Board proposes that the three individuals listed below as Class I nominees (each a current Class I director) be elected as Class I directors of Headwaters.  The nominees have consented to serve if elected to the Board.  In the event that one or more of the nominees is unable to serve as director at the time of the Meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted “FOR” such substitute nominee(s) as shall be designated by the Board to fill the vacancy or vacancies.

The names of the Class I nominees, together with certain information about them, are set forth below:

Name	Age	Position with Headwaters	Director Since
R. Sam Christensen	58	Director	2003
William S. Dickinson	72	Director	2003
Malyn K. Malquist	54	Director	2003

R. Sam Christensen has served as a Director of Headwaters since January 2003.  Since 1996, Mr. Christensen has spent the majority of his time managing Black Bear Ventures LP, a private investment firm, and evaluating new business opportunities.  Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries.  Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996.  Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years.  His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice.  Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972.  Mr. Christensen is a Certified Public Accountant.

 William S. Dickinson has served as a Director of Headwaters since January 2003.  From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant.  In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries.  In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million.  Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

Malyn K. Malquist has served as a Director of Headwaters since January 2003.  Mr. Malquist is Executive Vice President and Chief Financial Officer of Avista Corp., an energy utility in the Pacific Northwest.  Mr. Malquist has held this position since September 2002.  Mr. Malquist has 27 years of experience in the utility industry, many of which were in financial leadership positions.  Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager.  Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000.  Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member.  Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer.  Mr. Malquist received BA and MBA degrees from Brigham Young University.

Directors Not Standing for Election

The names of the directors of Headwaters who are not standing for election at the Meeting are Kirk A. Benson, E.J. “Jake” Garn and Raymond J. Weller, Class II directors whose terms expire in 2008, and Blake O. Fisher, Jr. and James A. Herickhoff, Class III directors whose terms expire in 2009.  Information about these directors is set forth below.

Class II Directors:

Name	Age	Position with Headwaters	Director Since
Kirk A. Benson	56	Chairman and Chief Executive Officer	1999
E. J. “Jake” Garn	74	Director	2002
Raymond J. Weller	61	Director	1991

Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999.  Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation’s largest publicly traded managed healthcare companies.  Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity.  He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

E. J. “Jake” Garn has served as a Director of Headwaters since January 2002.  Mr. Garn is a former United States Senator from the state of Utah.  From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based privately-held chemical company.  From 1993 until December 2006, Mr. Garn served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin Asia Pacific, BMW Bank of NA and Escrow Bank, USA.  Mr. Garn had a long and distinguished career in national politics.  Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission.  He was elected mayor of Salt Lake City in 1971 and to the United States Senate in 1974.  He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee.  Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998.  Since 1991, Mr. Weller has been President of WanSutter Employee Benefits LLC, a Utah-based insurance brokerage firm.  From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

Class III directors:

Name	Age	Position with Headwaters	Director Since
Blake O. Fisher, Jr.	62	Director	2004
James A. Herickhoff	64	Vice Chairman and Director	1997

Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004.  Mr. Fisher is currently involved in management and financial consulting to the telecommunications and utility industries.  He is a consultant on financial issues to the USDA on Rural Utilities Service’s broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider.  From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company’s Western region and as Chief Development Officer.  From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company.  Prior to that Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of UCN, Inc. in 2004 and currently serves on the Audit and Compensation Committees of that company.

James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999.  Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States.  Mr. Herickhoff has served as an officer of this company or its predecessor since 2000.  From 1987 to 1994, he served as President of Atlantic Richfield Company’s (ARCO’s) Thunder Basin Coal Company.  Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness.  Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production.  Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO’s underground mining and preparation plants.  Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations, and became a director of Raser Technologies, Inc. in 2005.  Mr. Herickhoff received a Bachelor degree in 1964 from St. John’s University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF MESSRS. CHRISTENSEN, DICKINSON AND MALQUIST

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and the Board have appointed Ernst & Young LLP (“E&Y”), certified public accountants, as auditors to examine the financial statements of Headwaters for fiscal 2006 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders.

Audit and Non-Audit Fees

The following table summarizes the fees paid or payable to E&Y for services rendered for the fiscal years ended September 30, 2005 and September 30, 2006.  Audit fees include the cost of the annual audit of Headwaters and its subsidiaries including the audit of management’s assessment and E&Y’s assessment of internal control over financial reporting, plus the costs of quarterly reviews, SEC filings requiring the consents of Headwaters’ independent auditor, and comfort letters provided to underwriters.  Tax fees in 2005 consisted primarily of the costs of federal and state income tax filings for Headwaters and its subsidiaries, consultations on the tax treatment of certain acquisition-related transaction costs and consultations regarding legal entity structures and related potential asset transfers.  Tax fees in 2006 consisted primarily of consultations regarding legal entity structures.  All other fees in both years consisted primarily of a subscription to E&Y’s online accounting research library.  The Audit Committee approved 100% of the audit fees, tax fees and all other fees for 2005 and 2006.

	Fiscal Year 2005	Fiscal Year 2006
Audit fees	$2,747,855	$2,027,267
Audit-related fees	—	—
Tax Fees	892,571	135,610
All other fees	1,640	1,535
Total	$3,642,066	$2,164,412

The Audit Committee is informed of and approves all services provided.  The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $50,000. In addition, it has pre-approved $100,000 for items that relate to routine accounting consultations related to items such as new accounting pronouncements, routine SEC filings requiring consents, and routine tax consultations.  Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate.  Upon approval by the Audit Committee, the amount is added back to the pre-approved $100,000.

In the event that the stockholders do not ratify the appointment of E&Y, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A representative of E&Y is expected to attend the Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP
AS HEADWATERS’ INDEPENDENT AUDITORS

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at Headwaters’ annual meeting consistent with regulations adopted by the SEC.  For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2008 annual meeting, they must be received by Headwaters not later than September 24, 2007 or such later date as Headwaters may specify in its SEC filings.  Such proposals should be addressed to Headwaters at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, Attn: Corporate Secretary.

It is anticipated that proxies solicited in connection with Headwaters’ 2008 annual meeting will confer discretionary authority to vote on matters, among others, of which Headwaters does not receive notice prior to September 24, 2007.

STOCKHOLDERS SHARING AN ADDRESS

Headwaters is sending only one copy each of its Annual Report on Form 10-K and Proxy Statement to stockholders sharing the same address.  This procedure, referred to as “householding,” reduces printing and mailing costs.  If you or another stockholder of record sharing your address would like to receive an additional copy of the Annual Report on Form 10-K or this Proxy Statement, Headwaters will promptly deliver it to you upon your request in one of the following manners:

•                  by sending a written request by mail to:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT  84095

•                  by calling Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214.

If you would like to opt out of householding in future mailings, or if you are currently receiving multiple mailings at one address and would like to request householded mailings, you may do so by contacting Sharon Madden, Vice President of Investor Relations, as indicated above.

OTHER MATTERS

Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement.  However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the person named in the enclosed proxy to vote the proxies held by him in accordance with his best judgment on such matters.

SOLICITATION OF PROXIES

The accompanying form of proxy is being solicited on behalf of the Board.  The expense of solicitation of proxies for the Meeting will be paid by Headwaters.  In addition to the mailing of the proxy material, such solicitation may be made in person or by written communication, telephone or mail by directors, officers, employees or agents of Headwaters or its subsidiaries.  Headwaters will reimburse banks, brokers and other persons holding Common Stock for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, Headwaters’ Vice President of Investor Relations, at 1-800-316-6214.

YOUR VOTE IS IMPORTANT.  YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.  THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID HEADWATERS IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATIONS.  GIVING YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE MEETING OR YOUR RIGHT TO RESUBMIT LATER DATED PROXY CARDS.

Headwaters Incorporated

By Order of the Board of Directors,

/s/ Harlan M. Hatfield
Harlan M. Hatfield
Secretary

HEADWATERS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - TUESDAY, FEBRUARY 27, 2007

The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the “Company”), revoking all previous proxies, hereby appoints Harlan M. Hatfield and Curtis J. Brown, each as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of Common Stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held Tuesday, February 27, 2007, starting at 2:00 p.m., Mountain Standard Time, at the Country Inn & Suites, 10499 South Jordan Gateway, South Jordan, Utah 84095, and any and all adjournments or postponements thereof.  Said proxies are authorized and directed to vote as indicated with respect to the following matters:

(Please date and sign below)

1.	ELECTION OF DIRECTORS:		Please mark your vote as this ☒

	R. Sam Christensen	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Christensen’s term would expire in 2010)

	William S. Dickinson	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Dickinson’s term would expire in 2010)

	Malyn K. Malquist	FOR ☐	WITHHOLD AUTHORITY ☐
(If elected, Mr. Malquist’s term would expire in 2010)

2.	RATIFY THE SELECTION BY THE BOARD OF	FOR ☐	AGAINST ☐ ABSTAIN ☐
ERNST & YOUNG LLP AS INDEPENDENT
AUDITORS OF HEADWATERS FOR FISCAL 2007

This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted “FOR” items 1 and 2.  This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

	Date:	, 2007
Name(s) of Stockholder(s)

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.